Exhibit 99.1

JOINT FILING AGREEMENT

Firm Success International, Ltd. and Phong Sae-Ia, in compliance with Rule 13d-1(k) of the Securities Exchange Act of 1934, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such person or entity, that each such person or entity is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such person or entity contained therein.

Date: November 19, 2010	FIRM SUCCESS INTERNATIONAL, LTD.

/s/ Phong Sae-Ia
	Name:	Phong Sae-Ia
	Title:	Director

/s/ Phong Sae-Ia
	Name:	Phong Sae-Ia